UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549


                                 FORM 8-K

                              CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported):  November 25, 2003


                         Micros-to-Mainframes, Inc.
            (Exact name of registrant as specified in its charter)




        New York                  0-22122          13-3354896
  (State or other jurisdiction   (Commission     (IRS Employer
	of incorporation)	 File Number)	Identification No.)



            614 Corporate Way
        Valley Cottage, New York                       10989
      (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (845) 268-5000

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Item 5.  Other Events and Regulation FD Disclosure.

We, Micros-to-Mainframes, Inc., entered into a non-binding term sheet with Pequot Ventures, a private equity/venture capital affiliate of Pequot Capital Management, Inc., on November 25, 2003. The term sheet contemplates an investment by Pequot Ventures of an aggregate of up to $25 million, excluding the proceeds from any exercise of warrants to be issued in connection with the Pequot investment. The Pequot investment is subject to the negotiation of definitive transaction documents, approval by our shareholders and the receipt of certain third party consents, including consents by our lenders. No assurance can be given that the Pequot investment will be consummated or will be consummated on the terms contained in the term sheet.

Our board of directors has formed a special com mittee, consisting of our independent directors, to review the terms of the Pequot investment and consider the recommendation of the Pequot investment prior to the submission of the Pequot investment to a shareholder vote. The special committee has engaged the investment banking firm of Kaufman Brothers, L.P. to advise it with respect to the proposed Pequot investment.

The non-binding term sheet contemplates that the Pequot investment would be in the form of purchases of convertible preferred stock and warrants in three tranches. The second and third tranches, at an aggregate purchase price of up to $18 million, would solely be at Pequot Venture's option. The intended purpose of the financing is to provide us with funds for working capital and to support future acquisitions as part of a consolidation strategy for the IT services and consulting sector. Several new executives are expected to be added to our current executive team, in order to facilitate the acquisition and consolidation strategy, and the term sheet contemplates that our board of directors will be expanded.

We disseminated a press release on November 26, 2003, announcing, among other matters, our entering into the term sheet with Pequot
Ventures. A copy of the press release has been made an exhibit to this Current Report on Form 8-K.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

Listed below are all exhibits to this Current Report on Form 8-K.

Exhibit
Number	Description
99.1    Press Release of Micro-to Mainframes, Inc., dated November 26, 2003.

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                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  November 26, 2003

                                   Micros-to-Mainframes, Inc.
                                   By: /s/ Steven H. Rothman
                                   Steven H. Rothman, Chief Financial Officer

                          Micros-to-Mainframes, Inc.
                  Form 8-K (Date of Report: November 25, 2003)

Exhibit Index

  Exhibit
  Number          Description
  99.1    Press Release of Micro-to Mainframes, Inc., dated November 26, 2003.